Exhibit 99.3

FOR IMMEDIATE RELEASE

DATE:	October 16, 2024
CONTACT:	Kenneth J. Stephon
Chairman, President and CEO
PHONE:	(856) 656-2201, ext. 1009

WILLIAM PENN BANCORPORATION ANNOUNCES QUARTER END RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

BRISTOL, PENNSYLVANIA, October 16, 2024 — William Penn Bancorporation (“William Penn” or the “Company”) (NASDAQ CM: WMPN), the parent company of William Penn Bank (the “Bank”), today announced its financial results for the quarter ended September 30, 2024. William Penn recorded a $21 thousand net loss, or $(0.00) per basic and diluted share, for the quarter ended September 30, 2024 compared to net income of $179 thousand, or $0.02 per basic and diluted share, for the quarter ended September 30, 2023. William Penn recorded a core net loss(1) of $82 thousand, or $(0.01) per basic and diluted share, for the quarter ended September 30, 2024 compared to core net income(1) of $123 thousand, or $0.01 per basic and diluted share, for the quarter ended September 30, 2023.

In addition, William Penn announced that its Board of Directors has declared a cash dividend of $0.03 per share, payable on November 7, 2024, to common shareholders of record at the close of business on October 28, 2024.

Kenneth J. Stephon, William Penn’s Chairman, President, and CEO, stated, “We are encouraged by the 50 basis point rate cut by the Fed in September and the broader decline in market interest rates, which helped to reduce the equity component of the unrealized loss on our available for sale securities by $4.8 million, or 21.9%, during the quarter ended September 30, 2024. We believe that the September rate cut, and any further rate cuts by the Fed, will help to improve our profitability prospectively due to the liability-sensitive position of our balance sheet. Our net interest margin expanded modestly during the quarter, demonstrating a further gain following an inflection point achieved last quarter.

“During the quarter, we continued to post strong credit quality metrics, with a non-performing assets to total assets ratio of 0.38% as of September 30, 2024. We also experienced a decrease in delinquent loans during the quarter and we recorded a $395 thousand recovery for credit losses during the quarter ended September 30, 2024. Operating expenses remained well-controlled, with a year-over-year increase of 1.9%.”

Mr. Stephon added, “We maintain our commitment to delivering the maximum value to our shareholders through diligent capital management. During our first fiscal quarter, we continued to repurchase shares under our existing stock repurchase programs and we repurchased 125,441 shares at a total cost of $1.5 million, an average cost of $11.83 per share. As of September 30, 2024, we have repurchased a total of 6,423,527 shares, or approximately 50% of shares sold in our second-step conversion, at a total cost of $75.2 million, an average of $11.70 per share.”

Highlights for the quarter ended September 30, 2024 are as follows:

•

During the quarter ended September 30, 2024, we repurchased 125,441 shares at a total cost of $1.5 million, an average of $11.83 per share. As of September 30, 2024, the Company had repurchased a total of 6,423,527 shares under its previously announced repurchase programs at a total cost of $75.2 million, or $11.70 per share.

•

William Penn recorded a $21 thousand net loss, or $(0.00) per basic and diluted share, and a core net loss(1) of $82 thousand, or $(0.01) per basic and diluted share, for the quarter ended September 30, 2024.

(1)

As used in this press release, core net (loss) income is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments, and income tax benefit adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measure, see “Non-GAAP Reconciliation” at the end of the press release.

•

The accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities decreased $4.8 million, or 21.9%, during the quarter ended September 30, 2024.

•

During the quarter ended September 30, 2024, we recorded a $395 thousand recovery for credit losses primarily due to a decrease in delinquent loans, as well as consistently low levels of net charge-offs, strong asset quality metrics and continued conservative lending practices. Non-performing assets to total assets decreased to 0.38% as of September 30, 2024 from 0.40% as of June 30, 2024.

•

Book value per share measured $13.91 as of September 30, 2024 compared to $13.33 as of June 30, 2024. Tangible book value per share(2) measured $13.35 as of September 30, 2024 compared to $12.78 as of June 30, 2024. The increase in both book value per share and tangible book value per share was primarily due to a $4.8 million decrease in the accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities.

Statement of Financial Condition

Total assets decreased $6.5 million, or 0.8%, to $812.2 million at September 30, 2024, from $818.7 million at June 30, 2024, primarily due to an $8.4 million decrease in net loans and a $2.9 million decrease in investments, partially offset by a $6.3 million increase in cash and cash equivalents.

Cash and cash equivalents increased $6.3 million, or 31.3%, to $26.5 million at September 30, 2024, from $20.2 million at June 30, 2024. The increase in cash and cash equivalents was primarily due to $9.2 million of investment paydowns and an $8.4 million decrease in net loans, partially offset by a $9.0 million decrease in advances from the Federal Home Loan Bank (“FHLB”) of Pittsburgh and the repurchase of $1.5 million of shares of stock under previously announced repurchase programs.

Total investments decreased $2.9 million, or 1.2%, to $243.0 million at September 30, 2024, from $245.9 million at June 30, 2024. The decrease in investments was primarily due to the maturity and principal paydowns of securities included in the available for sale and held to maturity portfolios, partially offset by a $6.3 million decrease in the gross unrealized loss on available for sale securities. The unrealized loss on available for sale securities is due to current interest rate levels relative to the Company’s cost and not credit quality. The Company remains focused on maintaining a high-quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Net loans decreased $8.4 million, or 1.8%, to $462.2 million at September 30, 2024, from $470.6 million at June 30, 2024. The Company maintains conservative lending practices and credit pricing discipline, and is focused on lending to borrowers with high credit quality within its market footprint.

Deposits remained relatively consistent at $629.8 million at both September 30, 2024 and June 30, 2024. During the quarter ended September 30, 2024, we experienced a $6.0 million decrease in interest bearing checking accounts, a $3.3 million decrease in savings accounts and a $2.5 million decrease in money market accounts, partially offset by a $10.2 million increase in time deposit accounts.

Borrowings decreased $9.0 million, or 18.8%, to $39.0 million at September 30, 2024, from $48.0 million at June 30, 2024.

Stockholders’ equity increased $3.7 million, or 2.9%, to $128.3 million at September 30, 2024, from $124.6 million at June 30, 2024. The increase in stockholders’ equity was primarily due to a $4.8 million decrease in the accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities. This increase to stockholders’ equity was partially offset by the repurchase of 125,441 shares at a total cost of $1.5 million, or $11.83 per share, during the quarter ended September 30, 2024 under the Company’s previously announced stock repurchase programs, the payment of a $0.03 per share quarterly cash dividend in August 2024 totaling $256 thousand and a $21 thousand net loss recorded during the quarter ended September 30, 2024. Book value per share measured $13.91 as of September 30, 2024 compared to $13.33 as of June 30, 2024, and tangible book value per share(3) measured $13.35 as of September 30, 2024 compared to $12.78 as of June 30, 2024.

(2)

As used in this press release, tangible book value per share is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

Net Interest Income

For the quarter ended September 30, 2024, net interest income was $4.1 million, a decrease of $603 thousand, or 12.7%, from the quarter ended September 30, 2023. The decrease in net interest income was primarily due to an increase in interest expense on deposits, partially offset by an increase in interest income on loans. The net interest margin measured 2.29% for the quarter ended September 30, 2024, compared to 2.52% for the quarter ended September 30, 2023. The decrease in the net interest margin during the quarter ended September 30, 2024, compared to the same period in 2023 was primarily due to an increase in interest rates during the period that caused an increase in the cost of deposits and borrowings that exceeded the increase in interest income on loans.

Non-interest Income

For the quarter ended September 30, 2024 and 2023, non-interest income totaled $650 thousand, respectively. Earnings on bank-owned life insurance increased $35 thousand during the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023. This increase to non-interest income was offset by a decrease in other non-interest income.

Non-interest Expense

For the quarter ended September 30, 2024, non-interest expense totaled $5.3 million, an increase of $98 thousand, or 1.9%, from the quarter ended September 30, 2023. The increase in non-interest expense was primarily due to a $118 thousand increase in professional fees primarily due to an increase in legal fees.

Income Taxes

For the quarter ended September 30, 2024, the Company recorded a $116 thousand income tax benefit, reflecting an effective tax rate of (84.7)%, compared to a $15 thousand income tax benefit, reflecting an effective tax rate of (9.1)%, for the same period in 2023. The income tax benefit recorded during these periods was primarily due to the $329 thousand and $294 thousand of federal tax-exempt income recorded on bank-owned life insurance recorded during the quarter ended September 30, 2024 and 2023, respectively.

Asset Quality

Asset quality metrics remain strong with non-performing assets to total assets decreasing to 0.38% as of September 30, 2024 from 0.40% as of June 30, 2024. During the quarter ended September 30, 2024, we recorded a $395 thousand recovery for credit losses primarily due to a decrease in delinquent loans, as well as consistently low levels of net charge-offs, strong asset quality metrics and continued conservative lending practices. During the quarter ended September 30, 2023, we recorded a $5 thousand provision for credit losses primarily due to an increase in our commercial construction and land loans. Our allowance for credit losses (“ACL”) totaled $2.5 million, or 0.54% of total loans, as of September 30, 2024, compared to $3.0 million, or 0.63% of total loans, as of June 30, 2024. Our total credit losses coverage ratio(3), including $2.1 million of fair value marks on acquired loans and the $2.5 million ACL, was 0.99% as of September 30, 2024 compared to 1.08% as of June 30, 2024, including $2.2 million of fair value marks on acquired loans and the $3.0 million ACL.

Capital and Liquidity

As of September 30, 2024, William Penn’s stockholders’ equity to assets totaled 15.79% and tangible capital to tangible assets(4) totaled 15.25%. The Bank’s capital position remains strong relative to current regulatory requirements. The Bank has elected to follow the community bank leverage ratio framework and, as of September 30, 2024, the Bank had a community leverage ratio of 16.52% and is considered well-capitalized under the prompt corrective action framework.

The Bank continues to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. In addition, at September 30, 2024, we had the ability to borrow up to $283.6 million from the FHLB of Pittsburgh, $10.0 million with the Atlantic Community Bankers Bank, and $3.8 million with the Federal Reserve Bank.

(3)

As used in this press release, total credit losses coverage ratio is a non-GAAP financial measure. This non-GAAP financial measure includes the fair value mark on acquired loans. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

(4)

As used in this press release, tangible capital to tangible assets is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

About William Penn Bancorporation and William Penn Bank

William Penn Bancorporation, headquartered in Bristol, Pennsylvania, is the holding company for William Penn Bank, which is a community bank that serves the Delaware Valley area through twelve full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington, Camden and Mercer Counties in New Jersey. The Company’s executive offices are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. William Penn Bank’s deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC). The primary federal regulator for William Penn Bank is the FDIC. For more information about the Bank and William Penn, please visit www.williampenn.bank.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions (including higher inflation and its impact on national and local economic conditions), changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, changes to consumer and business confidence, investor sentiment, or consumer spending of savings behavior, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of our loan or investment portfolios and our ability to successfully integrate the business operations of acquired businesses into our business operations, the ability to attract, develop and retain qualified employees, our ability to maintain the security of our data processing and information technology systems, and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties may be described in William Penn’s Annual Report on Form 10-K for the year ended June 30, 2024, which is available through the SEC’s EDGAR website located at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, William Penn assumes no obligation to update any forward-looking statements.

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30, 2024	June 30, 2024	September 30, 2023
ASSETS
Cash and due from banks	$6,928	$6,539	$7,236
Interest bearing deposits with other banks	19,311	12,070	10,492
Federal funds sold	271	1,589	239

Total cash and cash equivalents	26,510	20,198	17,967
Interest-bearing time deposits	100	100	100
Securities available-for-sale, at fair value	154,041	150,755	156,097
Securities held-to-maturity, net of allowance for credit losses of $0 as of September 30, 2024, June 30, 2024, and September 30, 2023, respectively	86,835	93,056	97,544
Equity securities	2,095	2,016	1,702
Loans receivable, net of allowance for credit losses of $2,522, $2,989, and $3,587 as of September 30, 2024, June 30, 2024, and September 30, 2023, respectively	462,209	470,572	472,052
Premises and equipment, net	7,041	7,186	7,668
Regulatory stock, at cost	2,690	3,062	3,286
Deferred income taxes	8,093	9,586	11,104
Bank-owned life insurance	42,148	41,819	40,869
Goodwill	4,858	4,858	4,858
Intangible assets	323	356	478
Operating lease right-of-use assets	8,140	8,300	8,775
Accrued interest receivable and other assets	7,146	6,883	7,487

TOTAL ASSETS	$812,229	$818,747	$829,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$629,789	$629,810	$626,507
Advances from Federal Home Loan Bank	39,000	48,000	51,000
Advances from borrowers for taxes and insurance	1,597	2,891	1,707
Operating lease liabilities	8,411	8,553	8,972
Accrued interest payable and other liabilities	5,179	4,892	5,407

TOTAL LIABILITIES	683,976	694,146	693,593

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value	—	—	—
Common stock, $0.01 par value	92	93	108
Additional paid-in capital	96,730	97,723	114,934
Unearned common stock held by employee stock ownership plan	(8,688)	(8,789)	(9,093)
Retained earnings	57,310	57,587	58,410
Accumulated other comprehensive loss	(17,191)	(22,013)	(27,965)

TOTAL STOCKHOLDERS’ EQUITY	128,253	124,601	136,394

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$812,229	$818,747	$829,987

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 30, 2024	June 30, 2024	September 30, 2023
INTEREST INCOME
Loans receivable, including fees	$6,528	$6,458	$6,139
Securities	1,549	1,625	1,711
Other	171	204	161

Total interest income	8,248	8,287	8,011

INTEREST EXPENSE
Deposits	3,491	3,322	2,730
Borrowings	616	813	537

Total interest expense	4,107	4,135	3,267

Net interest income	4,141	4,152	4,744
(Recovery) provision for credit losses	(395)	(131)	5

NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR CREDIT LOSSES	4,536	4,283	4,739

OTHER INCOME
Service fees	211	233	215
Net loss on sale of other real estate owned	—	(4)	—
Net gain on sale of securities	—	17	—
Earnings on bank-owned life insurance	329	321	294
Unrealized gain on equity securities	79	16	73
Other	31	50	68

Total other income	650	633	650

OTHER EXPENSES
Salaries and employee benefits	2,959	2,991	2,935
Occupancy and equipment	706	720	760
Data processing	506	516	494
Professional fees	328	190	210
Amortization of intangible assets	33	40	41
Other	791	762	785

Total other expense	5,323	5,219	5,225

(Loss) income before income taxes	(137)	(303)	164
Income tax benefit	(116)	(145)	(15)

NET (LOSS) INCOME	$(21)	$(158)	$179

Basic (loss) earnings per share	$(0.00)	$(0.02)	$0.02
Diluted (loss) earnings per share	$(0.00)	$(0.02)	$0.02
Basic average common shares outstanding	8,205,411	8,272,581	10,600,522
Diluted average common shares outstanding	8,232,941	8,328,232	10,620,603

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees, including prepayment fees, are included in interest income on loans and are not material. Non-accrual loans are included in the average balances only. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

	For the Quarter Ended
	September 30, 2024			September 30, 2023
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans(1)	$467,047	$6,528	5.59%	$478,966	$6,139	5.13%
Investment securities(2)	244,141	1,549	2.54	263,624	1,711	2.60
Other interest-earning assets	11,471	171	5.96	11,387	161	5.66

Total interest-earning assets	722,659	8,248	4.57	753,977	8,011	4.25
Non-interest-earning assets	81,204			82,117

Total assets	$803,863			$836,094

Interest-bearing liabilities:
Interest-bearing checking accounts	$127,694	456	1.43%	$120,997	304	1.00%
Money market deposit accounts	174,752	1,390	3.18	200,726	1,426	2.84
Savings, including club deposits	80,016	11	0.05	87,842	19	0.09
Certificates of deposit	177,947	1,634	3.67	161,825	981	2.42

Total interest-bearing deposits	560,409	3,491	2.49	571,390	2,730	1.91
FHLB advances and other borrowings	43,065	616	5.72	37,826	537	5.68

Total interest-bearing liabilities	603,474	4,107	2.72	609,216	3,267	2.15
Non-interest-bearing liabilities:
Non-interest-bearing deposits	58,324			57,049
Other non-interest-bearing liabilities	16,396			17,855

Total liabilities	678,194			684,120
Total equity	125,669			151,974

Total liabilities and equity	$803,863			$836,094

Net interest income		$4,141			$4,744

Interest rate spread(3)		1.85%			2.10%
Net interest-earning assets(4)	$119,185			$144,761
Net interest margin(5)		2.29%			2.52%
Ratio of interest-earning assets to interest-bearing liabilities	119.75%			123.76%

(1)	Includes nonaccrual loan balances and interest, if any, recognized on such loans.
(2)	Includes securities available for sale and securities held to maturity.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Asset Quality Indicators (unaudited)

(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Non-performing assets:
Non-accruing loans	$3,108	$3,311	$3,556
Accruing loans past due 90 days or more	—	—	—

Total non-performing loans	$3,108	$3,311	$3,556
Real estate owned	—	—	141

Total non-performing assets	$3,108	$3,311	$3,697

Non-performing loans to total loans	0.67%	0.70%	0.75%
Non-performing assets to total assets	0.38%	0.40%	0.45%
ACL to total loans and leases	0.54%	0.63%	0.75%
ACL to non-performing loans	81.15%	90.27%	100.87%

Key Performance Ratios (unaudited)

	For the Quarter Ended
	September 30, 2024	June 30, 2024	September 30, 2023
PERFORMANCE RATIOS:
(annualized for the quarter ended)
(Loss) return on average assets	(0.01)%	(0.08)%	0.09%
Core (loss) return on average assets(5)	(0.04)%	(0.09)%	0.06%
(Loss) return on average equity	(0.07)%	(0.51)%	0.47%
Core (loss) return on average equity(5)	(0.26)%	(0.59)%	0.32%
Net interest margin	2.29%	2.25%	2.52%
Net charge-off ratio	0.01%	(0.00)%	(0.02)%
Efficiency ratio	111.10%	109.07%	96.87%
Core efficiency ratio(5)	112.97%	109.74%	98.20%
Tangible common equity(4)	15.25%	14.68%	15.89%

(5)

As used in this press release, core (loss) return on average assets, core (loss) return on average equity, and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments, and income tax benefit adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

Non-GAAP Reconciliation (unaudited)

In this press release, we present the non-GAAP financial measures included in the tables below, which are used to evaluate our performance and exclude the effects of certain transactions and one-time events that we believe are unrelated to our core business and not necessarily indicative of our current performance or financial position. Management believes excluding these items facilitates greater visibility into our core businesses and underlying trends that may, to some extent, be obscured by inclusion of such items. The following tables include a reconciliation of the non-GAAP financial measures used in this press release to their comparable GAAP measures.

William Penn Bancorporation and Subsidiaries

Non-GAAP Reconciliation

(Dollars in thousands, except share and per share data)

	September 30, 2024	June 30, 2024
Calculation of tangible capital to tangible assets:
Total assets (GAAP)	$812,229	$818,747
Less: Goodwill and other intangible assets	5,181	5,214

Tangible assets (non-GAAP)	$807,048	$813,533
Total stockholders’ equity (GAAP)	$128,253	$124,601
Less: Goodwill and other intangible assets	5,181	5,214

Total tangible equity (non-GAAP)	$123,072	$119,387
Stockholders’ equity to assets (GAAP)	15.79%	15.22%
Tangible capital to tangible assets (non-GAAP)	15.25%	14.68%
Calculation of tangible book value per share:
Total stockholders’ equity (GAAP)	$128,253	$124,601
Less: Goodwill and other intangible assets	5,181	5,214

Total tangible equity (non-GAAP)	$123,072	$119,387
Total common shares outstanding	9,218,459	9,343,900
Book value per share (GAAP)	$13.91	$13.33
Tangible book value per share (non-GAAP)	$13.35	$12.78
Calculation of the total credit losses coverage ratio:
Allowance for credit losses	$2,522	$2,989
Purchase accounting fair value mark	2,112	2,171

Total credit losses coverage	$4,634	$5,160
Gross loans receivable	$464,731	$473,561
Gross loans receivable, excluding purchase accounting fair value mark	$466,843	$475,732
Allowance for credit losses to total loans (GAAP)	0.54%	0.63%
Total credit losses coverage to total loans (non-GAAP)	0.99%	1.08%

	For the Quarter Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Calculation of core net (loss) income:
Net (loss) income (GAAP)	$(21)	$(158)	$179
Less pre-tax adjustments:
Net loss on sale of other real estate owned	—	4	—
Net gain on sale of securities	—	(17)	—
Unrealized gain on equity securities	(79)	(16)	(73)
Tax impact of pre-tax adjustments	18	7	17

Core net (loss) income (non-GAAP)	$(82)	$(180)	$123

Calculation of core basic (loss) earnings per share:
Basic (loss) earnings per share (GAAP)	$(0.00)	$(0.02)	$0.02
Less pre-tax adjustments:
Net loss on sale of other real estate owned	—	—	—
Net gain on sale of securities	—	—	—
Unrealized gain on equity securities	(0.01)	—	(0.01)
Tax impact of pre-tax adjustments	—	—	—

Core basic (loss) earnings per share (non-GAAP)	$(0.01)	$(0.02)	$0.01

Calculation of core diluted (loss) earnings per share:
Diluted (loss) earnings per share (GAAP)	$(0.00)	$(0.02)	$0.02
Less pre-tax adjustments:
Net loss on sale of other real estate owned	—	—	—
Net gain on sale of securities	—	—	—
Unrealized gain on equity securities	(0.01)	—	(0.01)
Tax impact of pre-tax adjustments	—	—	—

Core diluted (loss) earnings per share (non-GAAP)	$(0.01)	$(0.02)	$0.01

Calculation of core (loss) return on average assets:
(Loss) return on average assets (GAAP)	(0.01)%	(0.08)%	0.09%
Less pre-tax adjustments:
Net loss on sale of other real estate owned	—	—	—
Net gain on sale of securities	—	(0.01)%	—
Unrealized gain on equity securities	(0.04)%	—	(0.04)%
Tax impact of pre-tax adjustments	0.01%	—	0.01%

Core (loss) return on average assets (non-GAAP)	(0.04)%	(0.09)%	0.06%

Average assets	$803,863	$819,888	$836,094
Calculation of core (loss) return on average equity:
(Loss) return on average equity (GAAP)	(0.07)%	(0.51)%	0.47%
Less pre-tax adjustments:
Net loss on sale of other real estate owned	—	0.01%	—
Net gain on sale of securities	—	(0.06)%	—
Unrealized gain on equity securities	(0.25)%	(0.05)%	(0.19)%
Tax impact of pre-tax adjustments	0.06%	0.02%	0.04%

Core (loss) return on average equity (non-GAAP)	(0.26)%	(0.59)%	0.32%

Average equity	$125,669	$122,961	$151,974

	For the Quarter Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Calculation of core efficiency ratio:
Non-interest expense (GAAP)	$5,323	$5,219	$5,225
Less adjustments:

Core non-interest expense (non-GAAP)	$5,323	$5,219	$5,225

Net interest income	$4,141	$4,152	$4,744
Non-interest income (GAAP)	$650	$633	$650
Less adjustments:
Net loss on sale of other real estate owned	—	4	—
Net gain on sale of securities	—	(17)	—
Unrealized gain on equity securities	(79)	(16)	(73)

Core non-interest income (non-GAAP)	$571	$604	$577

Efficiency ratio (GAAP)	111.10%	109.07%	96.87%
Core efficiency ratio (non-GAAP)	112.97%	109.74%	98.20%